AMENDMENT TO
SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated May 26, 2026 between
DEFIANCE ETFS, LLC
and
TIDAL INVESTMENTS LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the annual minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Annual Minimum Fee	Rate
Defiance US 100 Tech AI Moat ETF	$23,000	0.035%
Defiance US 100 Tech Ex Software ETF	$23,000	0.035%
Defiance Inference AI Chip ETF	$23,000	0.035%
Defiance AI Packaging & Testing ETF	$23,000	0.035%
Defiance Memory & Photonics ETF	$23,000	0.035%
Defiance Plumbing & Electrical ETF	$23,000	0.035%
Defiance Pure Play Memory ETF	$23,000	0.035%
Defiance Nvidia Ventures ETF	$23,000	0.035%
Defiance Google Ventures ETF	$23,000	0.035%
Defiance China Robotics ETF	$23,000	0.035%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of June 25, 2026.

DEFIANCE ETFS, LLC By: /s/ Jacob Ingram Name: Jacob Ingram Title: President
TIDAL INVESTMENTS LLC By: /s/ Gavin Filmore Name: Gavin Filmore Title: CRO
ETF SERIES SOLUTIONS By: /s/ Noelle-Nadia A. Filali Name: Noelle-Nadia A. Filali Title: Assistant Secretary